Exhibit 4.3

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Avid Technology, Inc. (“we”, “our” and “us”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value of $0.01 per share (“common stock”).

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), our Amended and Restated Bylaws (the “Bylaws”) and applicable provisions of the Delaware General Corporation Law (“DGCL”). Our Certificate and Bylaws are included as exhibits to the Annual Report on Form 10-K of which this Exhibit [4.4] forms a part. We encourage you to carefully read our Certificate, Bylaws and the applicable provisions of the DGCL for additional information.

General

Under the Certificate, we have the authority to issue 100 million shares of common stock.

Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “AVID.” The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock we may issue in the future.

Common Stock Outstanding

The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Voting Rights

Each holder of a share of our common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of stockholders. Except for elections of directors or as otherwise provided in the Certificate, Bylaws or under the DGCL, all matters properly presented to the stockholders are decided by a majority vote of the voting power of shares present in person or by proxy at a stockholders’ meeting and entitled to vote thereon. Uncontested elections of directors are decided by a majority of the votes cast with respect to that director’s election, and contested elections of directors are decided by a plurality of the votes cast present in person or represented by proxy. There is no cumulative voting.

The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Preemptive Rights

Holders of shares of our common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Dividend Rights

Subject to the preferential rights of any series of preferred stock outstanding from time to time, the holders of shares of our common stock are entitled to such cash dividends as may be declared from time to time by our board of directors from funds available for such purpose.

Liquidation Rights

Subject to the preferential rights of any series of preferred stock outstanding from time to time, upon our liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to receive pro rata all of our assets available for distribution to such holders.

Anti-takeover Effects of Certain Provisions

Our Certificate and Bylaws and Delaware statutory law contain certain provisions that could make the acquisition of our company by means of a tender offer, a proxy contest or otherwise more difficult.

Number of Directors, Removal; Filling Vacancies. Our Bylaws provide that the business and affairs of our company will be managed by or under the direction of a board of directors, consisting of not less than three nor more than 15 members, the exact number thereof to be determined from time to time by the majority of the board of directors then in office. Our Bylaws also provide that no director may be removed with or without cause before the expiration of his or her term of office except by the affirmative vote of the holders of 66 2/3% of the issued and outstanding shares of common stock entitled to vote in the election of directors. In addition, our Bylaws provide that any vacancy on our board of directors that results from an increase in the number of directors or any vacancy created by death, removal or resignation may be filled by the board of directors.

Classified Board. Our Bylaws previously provided for a classified board divided into three classes of directors, with each class elected for a three-year term. At our 2019 annual meeting of stockholders, our stockholders approved an amendment to our Bylaws to phase out the classified structure of the board of directors so that, when fully phased out, our stockholders will be able to vote on the election of the entire board of directors on an annual basis, rather than on a staggered basis, beginning with the 2022 annual meeting of stockholders.

Action by Written Consent. Our Certificate and Bylaws do not provide our stockholders with the ability to act by written consent in lieu of a meeting.

Special Meeting. Our Bylaws provide that special meetings of stockholders may be called by our chairman or president, and shall be called at the request in writing of board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call a special meeting, unless otherwise required by law. The business permitted to be conducted at any special meeting of stockholders is limited to the purposes specified in the notice of meeting given by our company.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election of directors, or to bring other business before an annual meeting of stockholders.

The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors, or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors. The stockholder notice procedure provides that at an annual meeting only such business may be conducted as (1) is pursuant to the notice of meeting, (2) has been brought before the meeting by, or at the direction of, our board of directors (or any duly authorized committee thereof) or (3) has been brought before the meeting by a stockholder of record entitled to vote that has given timely written notice to our Secretary of such stockholder’s intention to bring proper business before the meeting. Under the stockholder notice procedure, for stockholder notice in respect of the annual meeting of our stockholders to be timely, such notice must be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.

Under the stockholder notice procedure, a stockholder’s notice to our company proposing to nominate a person for election as a director must contain certain information concerning the stockholder and the nominee(s) proposed, including, among other things, (1) biographical and stock ownership information (including derivative and hedging interests as to our common stock) of the proponent stockholder and the nominee(s) (and certain affiliates or associates of each of the proponent stockholder and the nominee(s)), (2) arrangements and understandings (including financial arrangements and compensation) between the proponent stockholder (and certain affiliates or associates of the proponent stockholder) and any other person, including the nominee(s), with respect to our common stock, and (3) any other information relating to the proponent stockholder or the nominee(s) that would be required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act.

Under the stockholder notice procedure, a stockholder’s notice relating to the conduct of business other than the nomination of directors must contain certain information about the proposed business and about the proposing stockholder, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, any interest of such stockholder in the business so proposed and any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies in connection with the proposed business to be brought to the meeting pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

If the chairman of the meeting determines that a nomination or any business proposed to be brought before the meeting was not made or proposed, as the case may be, in accordance with the stockholder notice procedure, or the stockholder (or a qualified representative thereof) does not appear at the annual meeting in person or by proxy to present the nomination or proposal, then such defective proposal or nomination will be disregarded. Although our Bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or proper stockholder proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed.

Stockholder Meetings. Our Bylaws provide that our board of directors and the chairman of a meeting may adopt rules and regulations for the conduct of stockholder meetings as they deem appropriate (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting).

Preferred Stock. Our Certificate authorizes our board of directors to provide for the issuance of shares of preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

The authorized shares of the preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The Nasdaq Global Select Market currently requires stockholder approval as a prerequisite to listing shares in several instances, including in some cases where the present or potential issuance of shares could result in a 20 percent increase in the number of share of common stock outstanding or in the amount of voting securities outstanding. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, our board of directors may determine not to seek stockholder approval.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to authorize the issuance of such shares based on its judgment as to the best interests of our company and stockholders. Our board of directors, in so acting, could authorize the issuance of preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Amendment of Certain Provisions of the Certificate of Incorporation and Bylaws. Under the DGCL, the stockholders of a corporation have the right to adopt, amend or repeal the bylaws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, if the certificate of incorporation so provides, the bylaws may be adopted, amended or repealed by the board of directors. Our Certificate provides that the Bylaws may be amended or repealed by our board of directors.

Anti-takeover Legislation. Section 203 of the DGCL provides that, subject to certain exceptions, a corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless: (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or (3) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. Section 203 of the DGCL generally defines an “interested stockholder” to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. Section 203 of the DGCL generally defines a “business combination” to include (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder, (iii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (iv) certain transactions that would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (v) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits.

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the certificate of incorporation or stockholder-adopted bylaws may exclude a corporation from the restrictions imposed thereunder. Neither our Certificate nor our Bylaws exclude our company from the restrictions imposed under Section 203 of the DGCL. We anticipate that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.